Exhibit 99.6
ROLLOVER AGREEMENT
     This Rollover Agreement (this “Agreement”) is made and entered into as of January 18, 2011 by and between Ray Holding Corporation, a Delaware corporation (the “Company”), and _________ (the “Investor”). Certain definitions are set forth in Section 7 of this Agreement. Certain capitalized terms used in this Agreement, not otherwise defined herein, shall have the meanings set forth in the Merger Agreement (as defined below). Subject to Section 10 hereof, this Agreement shall be a binding obligation of the parties on the date hereof, but the Rollover (as defined below) shall become effective immediately prior to the Effective Time upon the Closing Date.
Recitals:
     A. The Investor is currently a stockholder of Rae Systems, Inc., a Delaware corporation (“Target”), and is the owner of _________ shares of common stock, par value $0.001 per share, of Target (the “Target Common Stock”).
     B. The Company has entered into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of January 18, 2011, by and among the Company, Ray Merger Sub Corporation, a Delaware corporation and the wholly-owned subsidiary of the Company (“Merger Sub”), and Target pursuant to which Merger Sub shall merge with and into Target with Target as the surviving corporation (the “Merger”).
     C. In connection with the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), the Investor desires, immediately prior to the consummation of the Merger on the Closing Date, to contribute to the Company that number of shares of Target Common Stock as set forth on Exhibit A attached hereto (the “Exchange Shares”) having a per share purchase price equal to the Merger Consideration (the aggregate purchase price for the shares of Target Common Stock to be exchanged by the Investor shall be referred to herein as the “Rollover Amount”).
     D. Company desires to issue to the Investor the Rollover Shares in exchange for the Investor’s contribution to the Company of the Exchange Shares.
     E. The Investor believes that it is in its best interests to enter into this Agreement and consummate the transactions contemplated hereby and by the Merger Agreement.
     Now, Therefore, the parties hereto hereby agree as follows:
     1. Acquisition of Rollover Shares.
          (a) Immediately prior to the Effective Time (as such term is defined in the Merger Agreement), the Investor shall surrender to the Company the Investor’s Exchange Shares (and the certificate(s) representing such Exchange Shares accompanied by duly executed stock powers), free and clear of all Encumbrances and, simultaneously with such surrender, the Company shall issue to the Investor a certain number of shares of the Company’s Preferred Stock and Common Stock (as further defined in Section 7(f), the “Rollover Shares”) (the

1.

“Rollover”). Such Rollover Shares issued to the Investor shall have an aggregate value equal to the Rollover Amount. The allocations of shares of Preferred Stock and Common Stock will be in accordance with the Investor’s, the other Rollover Holders’ and the Sponsors’ pro rata portion set forth on Exhibit F, and for the avoidance of doubt, with respect to the Investor, shall be the same relative proportion as the allocation of the shares of Preferred Stock and Common Stock issued to the Sponsors pursuant to the Subscription Agreement. Immediately following the Effective Time, there shall not be outstanding any stock of the Company or securities convertible or exchangeable for any shares of the Company’s capital stock other than the Preferred Stock and Common Stock issued to the Investor, the other Rollover Holders and the Sponsors. For purposes of illustration only, Exhibit F sets forth an example of the capitalization table based on the assumed total outstanding equity required to be funded to Parent at Closing.
          (b) In connection with the acquisition of the Rollover Shares hereunder, and the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Investor is a party, the Investor represents and warrants to the Company that:
               (i) The Investor is acquiring the Rollover Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the offer and sale of the Rollover Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.
               (ii) The Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Rollover Shares and has had full access to such other information concerning the Company as he has requested.
               (iii) The Investor has had the opportunity to consult its own tax advisors with respect to the tax consequences to himself of the purchase, receipt or ownership of the Rollover Shares, including the tax consequences under federal, state, local, and other income tax laws of the United States or any other country and the possible effects of changes in such tax laws. The Investor acknowledges that none of the Company, its subsidiaries, Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present directors, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to the Investor regarding the tax consequences to the Investor of the purchase, receipt or ownership of the Rollover Shares, including the tax consequences under federal, state, local and other tax laws of the United States or any other country and the possible effects of changes in such tax laws, except as set forth herein and in the Stockholders Agreement (as defined in Section 7 below).
               (iv) The Investor is the legal and beneficial owner of the Exchange Shares as set forth opposite its name on Exhibit A attached hereto, free and clear of any Encumbrances.

2.

               (v) This Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms (except as enforceability may be limited by principles of public policy, applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally or general principles of equity (regardless of whether considered and applied in a proceeding at law or in equity)), and the execution, delivery and performance of this Agreement by the Investor does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Investor is a party or any judgment, order or decree to which the Investor is subject, except for except for (a) such conflicts, violations or breaches which would not, individually or in the aggregate, adversely effect the ability of the Investor to fully perform its covenants and obligations hereunder and (b) as set forth on Schedule 1(b)(v) hereto.
               (vi) The Investor is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Rollover Shares.
               (vii) The Investor acknowledges that none of the Company or any of its officers, directors, representatives or Affiliates has given the Investor any investment advice, credit information, or opinion on whether the contribution of the Exchange Shares in exchange for the Rollover Shares is prudent. The Investor has not relied on the Company to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of the Company, or any other matter concerning the Company. Except as set forth herein, the Company acknowledges none of the Company or any of its officers, directors, representatives or Affiliates has made any representation or warranty to the Investor.
               (viii) The Investor is a resident of the State of California.
          (c) As an inducement to the Company to issue the Rollover Shares to the Investor, and as a condition thereto, the Investor acknowledges and agrees that neither the issuance of the Rollover Shares to the Investor nor any provision contained herein shall entitle the Investor to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or any such Subsidiary to terminate the Investor’s employment at any time for any reason.
          (d) Upon execution of this Agreement by the Investor, the Investor’s spouse, if any, shall execute the Spousal Consent in the form of Exhibit B attached hereto.
          (e) Conditions to the Obligations of the Investor Hereunder. The obligations of the Investor to consummate the transactions contemplated by this Section 1 of this Agreement shall be subject to and conditioned upon the following: (i) the representations and warranties of the Company set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing, (ii) the Company’s compliance in all material respects with its obligations hereunder, (iii) the absence of any prohibition against the consummation of the transactions contemplated hereby by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction, (iv) the filing by the Company of the Certificate of Incorporation of the Surviving Corporation (which Certificate of Incorporation shall provide that it is to be effective upon

3.

filing), (v) the furnishing of funds by the Sponsors to the Company in satisfaction of their obligations to the Company under the Subscription Agreement and the execution by the Sponsors of the Stockholders Agreement; (vi) the satisfaction or waiver by the Company and/or the Target, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement) and (vii) the filing by the Company of the Company’s Amended and Restated Certificate of Incorporation. Investor shall use its commercially reasonable efforts to cause the conditions above to be satisfied, and in no event may Investor rely on any condition set forth above to be satisfied if such failure was caused by Investor’s failure to use its commercially reasonable efforts to so cause the applicable condition to be satisfied.
     2. Restrictions on Transfer of Exchange Shares and Rollover Shares.
          (a) Restriction on Transfer of Exchange Shares. During the period from the date of this Agreement through the Effective Time, Investor shall not, directly or indirectly, cause or permit any Transfer of any of the Exchange Shares to be effected. Copies of the certificate(s) representing the Exchange Shares are attached hereto as Exhibit G. The Investor hereby grants to the Company a first priority lien upon and security interest in Investor’s rights and interest in the Exchange Shares.
          (b) Legend. If requested by the Company, the certificates representing the Exchange Shares will bear a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A ROLLOVER AGREEMENT BETWEEN RAY HOLDING CORPORATION AND A STOCKHOLDER OF RAE SYSTEMS, INC. DATED AS OF JANUARY 18, 2011. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT RAY HOLDING CORPORATION’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”
          (c) Restriction on Transfer of Rollover Shares. From and after the Effective Time, the Transfer of the Rollover Shares shall be governed by the terms and conditions of the Stockholders Agreement.
     3. Representations and Warranties of the Company. As a material inducement to the Investor to enter into this Agreement and acquire the Rollover Shares, the Company hereby represents and warrants to the Investor that:
          (a) Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement. The copies of the Company’s certificate of incorporation and bylaws which have been furnished to the Investor’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

4.

          (b) Capital Stock and Related Matters.
               (i) As of immediately prior to the Effective Time, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features (except for 2 shares of Common Stock owned by the Sponsors, which shall be cancelled at the Effective Time), nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans other than pursuant to and as contemplated by this Agreement, the other Rollover Agreements (as such term is defined in the Stockholders Agreement), the Subscription Agreement, the Stockholders Agreement and the Company’s certificate of incorporation. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to this Agreement, the other Rollover Agreements, the Subscription Agreement, the Stockholders Agreement and the Company’s certificate of incorporation. As of the Closing, all of the outstanding shares of the Company’s capital stock (including the Rollover Shares) shall be duly authorized, validly issued, fully paid and nonassessable, and the Rollover Shares shall be free and clear of any Encumbrances (except as set forth in the Stockholders Agreement and the Registration Rights Agreement).
               (ii) There are no statutory or, to the Company’s knowledge, contractual stockholders’ preemptive rights or rights of refusal with respect to the issuance of the Rollover Shares hereunder, except as expressly contemplated in the Stockholders Agreement or provided in the Subscription Agreement. Based in part on the investment representations of the Sponsors in Section 2 of the Subscription Agreement and of the Investor in Section 1(b) hereof, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Rollover Shares hereunder do not and will not require registration under the Securities Act or any applicable state securities laws. To the Company’s knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except for this Agreement, the other Rollover Agreements, the Stockholders Agreement, the Subscription Agreement, and the Registration Rights Agreement.
          (c) Authorization; No Breach. The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party have been duly authorized by any necessary action on the Company and its Board. Each Transaction Document and the Company’s certificate of incorporation constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of the Transaction Documents by the Company; the offering, sale and issuance of the Rollover Shares hereunder; and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not will: (1) conflict with or result in any breach of the certificate of incorporation or bylaws of the Company; (2) result in a material default by the Company under any contract to which the Company is a party, or (3)

5.

result in a material violation by the Company of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company is subject.
          (d) Section 351. The Company has no current plan or intention to reacquire any of the Rollover Shares or shares issued to the Sponsor pursuant to the Subscription Agreement. The Company will not issue voting or nonvoting stock of the Company in exchange for any consideration other than cash or other property in a manner and at a time that is reasonably likely to prevent the stock issuances to Investor and the other Rollover Holders contemplated by this Agreement from qualifying as tax-free exchanges under Section 351 of the Code; provided, however, that the Company shall not be prohibited from taking any action that is permitted by or required by this Agreement or any other agreement referenced herein.
          Assuming (A) the Investor satisfies its obligations with respect to the Rollover, (B) the other Rollover Holder satisfies its obligations with respect to the rollover of its shares of Target Common Stock pursuant to the Rollover Agreement between the Company and such other Rollover Shareholder, and (C) the Sponsors funds their respective obligations pursuant to the Subscription Agreement, in each case at or prior to the Effective Time, the Sponsors, the other Rollover Shareholder and the Investor, when taken together, shall hold at least 80% of the voting stock of the Company and at least 80% of each class of nonvoting stock, if any, at the Effective Time.
     4. Newly Formed Entity. The Company was organized solely for the purpose of effecting the transactions contemplated by the Merger Agreement and the other Transaction Documents, as of the Effective Time will have engaged in no activity other than in connection with such transactions. Investor recognizes that the Company was only recently formed and, accordingly, has no financial or operating history and that its investment in the Company is extremely speculative and involves a high degree of risk.
     5. Consent and Waiver. Investor hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of Target (or the Special Committee) in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. If the Merger is consummated, then Investors’ right to the Rollover Shares on the terms and subject to the conditions set forth herein and in the Merger Agreement shall constitute Investor’s sole and exclusive right against the Company, Merger Sub and/or the Sponsors in respect of Investors’ ownership of the Exchange Shares or status as a stockholder of the Target in respect of the Exchange Shares or any agreement or instrument with Target pertaining to the Exchange Shares or Investor’s status as a stockholder of the Target in respect of the Exchanges Shares. Furthermore, Investor hereby represents and warrants to the Company that (a) he is not aware of any claims or causes of action that he may have against Target or any other Acquired Corporation for any period up to and through the date hereof, except for its right to be paid wages and expense reimbursements in the ordinary course of Target’s business; and (b) he has no present intention to pursue any Legal Proceeding against Target or any Acquired Corporation.
     6. Support of the Transaction. The Investor and the Company shall use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to

6.

supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Rollover.
     7. Definitions.
          (a) “Board” means the Company’s board of directors.
          (b) “Company’s Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company in the form set forth as Exhibit H hereto.
          (c) “Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s Common Stock approved by the Board and managed by a nationally-recognized investment banking firm.
          (d) “Public Sale” means (i) any sale pursuant to a registered public offering under the Securities Act or (ii) any sale to the public pursuant to Rule 144 promulgated under the Securities Act affected through a broker, dealer or market maker (other than pursuant to Rule 144 prior to a Public Offering).
          (e) “Registration Rights Agreement” means that certain Registration Rights Agreement of even date herewith in the form of Exhibit D attached hereto among the Company and certain of its stockholders, as amended from time to time pursuant to its terms.
          (f) “Rollover Shares” includes all shares of Series A Perpetual Preferred Stock, par value $0.01 per share of the Company (the “Preferred Stock”) and all shares of Common Stock, par value $0.01 per share of the Company (the “Common Stock”) acquired by the Investor. Rollover Shares will continue to be Rollover Shares in the hands of any holder other than the Investor (except for the Company and any Sponsor and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Rollover Shares will succeed to all rights and obligations attributable to the Investor as a holder of Rollover Shares hereunder. Rollover Shares will also include equity of the Company (or a corporate successor to the Company) issued with respect to Rollover Shares (i) by way of a stock split, stock dividend, conversion, or other recapitalization or (ii) by way of reorganization or recapitalization of the Company in connection with the incorporation of a corporate successor prior to a Public Offering.
          (g) “Securities Act” means the Securities Act of 1933, as amended from time to time.
          (h) “Sponsors” means, collectively, Vector Capital IV, L.P., Vector Capital III, L.P. and Profit Spring Investments Limited and each individually is a “Sponsor.”
          (i) “Stockholders Agreement” means that certain Stockholders Agreement of even date herewith in the form of Exhibit E attached hereto among the Company and certain of its stockholders, as amended from time to time pursuant to its terms.

7.

          (j) “Subscription Agreement” means that certain Subscription Agreement in the form of Exhibit C attached hereto between the Company and the Sponsors.
          (k) “Transaction Documents” means this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Subscription Agreement and each of the other agreements contemplated hereby and thereby.
          (l) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company; (iii) enters into a swap or similar transaction that transfers the economic consequences of ownership of such security; or (iv) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.
     8. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
          If to the Company:
Ray Holding Corporaiton
c/o Vector Capital Corporation
One Market Street
Steuart Tower, 23rd Floor
San Francisco, CA 94105
Attention: Chief Operating Officer
Facsimile: (415) 293-5100
with a copy to:
(which shall not constitute notice to the Company)
Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Steve L. Camahort
Facsimile: (415) 616-1199
          If to the Investor:
Investor

8.

with a copy to:
(which shall not constitute notice to the Investor)
Wilson Sonsini Goodrich & Rosati
One Market Street, Spear Tower Suite 3300
San Francisco, CA 94105
Facsimile: 415-947-2099
Attention: Robert T. Ishii
          If to Sponsors:
Vector Capital IV, L.P.
Vector Capital III, L.P.
One Market Street
Steuart Tower, 23rd Floor
San Francisco, CA 94105
Attention: Chief Operating Officer
Facsimile: (415) 293-5100
with a copy to:
(which shall not constitute notice to such Sponsors)
Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Steve L. Camahort
Facsimile: (415) 616-1199
          and
Profit Spring Investments Limited
Scotia Centre, 4th Floor
P.O. Box 2804
George Town, Grand Cayman
KY1-1112, Cayman Islands
Attention: Boon Lian Chew
with a copy to:
(which shall not constitute notice to such Sponsor)
Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: David Scherl
Facsimile: (212) 735-8608

9.

     9. General Provisions.
          (a) Tax Treatment. Each of the parties hereto intends that the transactions contemplated by Section 1 qualify as part of an exchange of property for stock under Section 351 of the Code and agrees to report the transactions contemplated by this Agreement in a manner consistent with the intent of the parties hereto, and to not take a position inconsistent herewith. Each of the parties hereto shall prepare and file all tax returns in a manner consistent with such treatment, including filing the statements required by Treasury Regulation §1.351-3 with its federal income tax return filed for the taxable year in which includes the date of the Closing, and to comply with the record keeping requirements of Treasury Regulation §1.351-3.
          (b) Agreements Unchanged. Nothing in this Agreement shall amend, modify, alter or change any of the parties’ rights or obligations under the Merger Agreement, including, without limitation, the Investor’s indemnification obligations hereunder, under the Merger Agreement or under any other agreements pursuant to which he is a party. For purposes of clarity, the Investor reaffirms the representations and warranties being made in the Merger Agreement with respect to the Company Common Stock, which includes the Exchange Shares.
          (c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (d) Complete Agreement. This Agreement, the Transaction Documents, the Merger Agreement, and other documents of even date herewith executed in connection with the Merger Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          (e) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or portable document file (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          (f) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Investor, the Company, the Sponsors and their respective successors and assigns (including subsequent holders of Rollover Shares).
          (g) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents

10.

and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (ii) each of the parties irrevocably waives the right to trial by jury.
          (h) Remedies. Each of the parties to this Agreement (and the Sponsors, as third-party beneficiaries) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Without limiting the generality of the foregoing, in connection with the consummation of the Merger, the Sponsors and the Company shall have the right to specifically enforce the Rollover. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction in the State of Delaware (as set forth above) (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
          (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (through its Board), the Investor and the Sponsors.
          (j) No Inducement. The Investor hereby represents and warrants that he has not been induced to agree to and execute this Agreement by any statement, act or representation of any kind or character by anyone, except as contained herein. The Investor further represents that he has fully reviewed this Agreement and has full knowledge of its terms, and executes this Agreement of its own choice and free will, after having received the advice of its attorney(s).
          (k) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
          (l) Code § 409A Amendment. The Company and the Investor agree to cooperate to amend this Agreement to the extent reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Investor under Code §409A and any temporary or final treasury regulations and Internal Revenue Service guidance thereunder, but only to the extent such amendment would not (and could not) have an adverse effect on the Company and would not provide the Investor with any additional rights, in each case as determined by the Company in its sole discretion.
          (m) Adjustments of Numbers. All numbers set forth herein that refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the subject class of stock.
          (n) Fees and Expenses. (i) Subject to Section 9(n)(ii), the Expenses incurred by each party hereto will be borne by the party incurring such Expenses. (ii) The Company shall reimburse the Investor and the other Rollover Holders for their reasonable out-of-pocket Expenses (or directly pay such Expenses to the extent not paid by the Investor as of the Effective Time), up to a maximum of $300,000 in the aggregate for the Investor and all of the other

11.

Rollover Holders; provided, if the Investor and the other Rollover Holders provide reasonable advance notice to the Company that they have incurred Expenses in excess of $300,000, the Company may consent to the payment of such additional Expenses, which consent will not be unreasonably withheld; provided, further, that the Company shall have no obligation under this Section 9(n)(ii) to the Investor in the event the Rollover is not effected. (iii) For purposes of this Agreement, “Expenses” shall mean, with respect to a party, the reasonable fees and expenses incurred by that party in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents, any related agreements and transactions contemplated hereby and thereby (including the fees and expenses of counsel, accountants, investment bankers, financial sources and consultants). The Investor shall cause any third party for whom it will seek reimbursement of Expenses hereunder to provide the Company, promptly upon request, such updates and related information related to the Expenses incurred (including billing accruals) as the Company may reasonably request. Nothing in this Agreement limits in any manner the rights of the Investor or its Affiliates to indemnification pursuant to any instrument, document or applicable law.
     10. Effectiveness. This Agreement shall be a binding obligation of the parties as of the date it is executed but not effective until immediately prior to the Effective Time; provided that (a) (i) in the event the Merger Agreement is amended to provide for a decrease in the Merger Consideration or (ii) in the event that the Merger Agreement is terminated prior to the Closing Date, this Agreement shall be deemed void and of no further force and effect and (b) in connection with the Merger, the Company and the Sponsors shall have the right to enforce this Agreement with respect to the Rollover (as set forth above); provided, further, that the parties agree, effective as of the date this Agreement is executed, to use commercially reasonable efforts to assess whether there is a mutually agreeable alternative holdco structure that replicates to the greatest extent practicable the terms contemplated hereby while providing enhanced tax benefits for the Company (or an applicable alternative direct or indirect parent company thereof), and if so, to use commercially reasonable efforts to negotiate and enter into definitive agreements implementing such alternative holdco structure.
Signature Page Follows

12.

     In Witness Whereof, the parties have executed this Rollover Agreement as of the date first written above.

Ray Holding Corporation
By:
Name:
Title:

     In Witness Whereof, the parties have executed this Rollover Agreement as of the date first written above.

INVESTOR:

By: